Exhibit 99.2

INVESTMENT TECHNOLOGY GROUP, INC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Investment Technology Group, Inc. (“ITG”) and The Macgregor Group (“Macgregor”) after giving effect to our January 3, 2006 acquisition of Macgregor (“Acquisition”), after which Macgregor became a wholly-owned subsidiary of ITG, borrowings under our new $200 million five-year term loan used to finance the Acquisition, fees related to our undrawn line of credit, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 is presented as if the Acquisition and borrowings under the term loan occurred on December 31, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 is presented as if the Acquisition and the borrowings under the term loan had taken place on January 1, 2005 and were carried forward through December 31, 2005.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed consolidated financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm. Our estimates and assumptions are preliminary and accordingly are subject to change upon finalization of the valuation.

The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of our consolidated results of operations or our financial position that would have been reported if the Acquisition and borrowings under the term loan had been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of ITG. The unaudited pro forma condensed consolidated financial statements do not represent any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of ITG included in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

INVESTMENT TECHNOLOGY GROUP, INC
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2005

	Investment Technology Group Historical	Macgregor Group Inc. Historical	Pro Forma Adjustments		Combined Pro Forma
	(In thousands)
ASSETS:
Cash and cash equivalents	$261,044	$4,224	$(36,594	)(a)	$228,674
Cash, restricted or segregated	7,007	—	—		7,007
Securities owned, at fair value	6,017	—	—		6,017
Receivables from brokers, dealers and other, net	485,012	8,988	—		494,000
Investment in limited partnerships	10,628	—	—		10,628
Premises & equipment, net	22,292	3,005	—		25,297
Goodwill	176,773	6,511	200,563	(b)	383,847
Other intangibles	12,173	—	16,900	(b)(i)	29,073
Deferred tax assets	7,972	3,318	—		11,290
Other assets	27,416	3,354	827	(b)(c)	31,597
Total assets	$1,016,334	$29,400	$181,696		$1,227,430
LIABILITIES AND STOCKHOLDERS EQUITY:
Accounts payable and accrued expenses	$109,442	$9,513	$393	(b)	$119,348
Payables to brokers, dealers & others	435,141	—	—		435,141
Software royalties payable	—	—	—		—
Securities sold, not yet purchased at fair value	91	—	—		91
Income taxes payable	9,354	1,190	—		10,544
Long term debt	—	—	200,000	(c)	200,000
Total liabilities	554,028	10,703	200,393		765,124
Stockholders’ Equity
Preferred stock	—	31,633	(31,633	)(d)	—
Common stock	514	5,140	(5,140	)(d)	514
Additional paid-in capital	175,600	612	(612	)(d)	175,600
Retained earnings	442,647	(18,251)	18,251	(d)(e)	442,647
Common stock held in treasury	(162,735)	—	—		(162,735)
Deferred compensation	—	(418)	418	(e)	—
Acc other comprehensive income	6,280	(19)	19	(d)	6,280
Total stockholders’ equity	462,306	18,697	(18,697)		462,306
Total liabilities and stockholders’ equity	$1,016,334	$29,400	$181,696		$1,227,430

See accompanying notes to the unaudited condensed consolidated financial statements.

INVESTMENT TECHNOLOGY GROUP, INC
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2005

	Investment Technology Group Historical	Macgregor Group Inc. Historical	Pro Forma Adjustments		Combined Pro Forma
	(In thousands, except per share amounts)
Revenues:
Commissions	$375,622	$5,620	$(363	)(f)	$380,879
Subscription	10,709	46,447	(466	)(f)	56,690
Other	21,830	9,543	(8,298	)(g)(h)	23,075
Total revenues	408,161	61,610	(9,127)		460,644
Expenses:
Compensation and employee benefits	152,444	24,604	—		177,048
Transaction processing	57,842	—	(363	)(f)	57,479
Occupancy and equipment	28,862	4,613	—		33,475
Telecommunication and data processing services	20,134	6,243	(466	)(f)	25,911
Other general and administrative	39,783	5,938	1,233	(i)	46,954
Interest expense	—	—	9,311	(j)	9,311
Total expenses	299,065	41,398	9,715		350,178
Income before income tax expense	109,096	20,212	(18,842)		110,466
Income tax expense	41,410	8,631	(7,254	)(k)	42,787
Net Income	$67,686	$11,581	$(11,588)		$67,679
Earnings per share:
Basic	$1.61				$1.61
Diluted	$1.60				$1.60
Weighted average number of common shares outstanding
Basic	42,152				42,152
Diluted	42,391				42,391

See accompanying notes to the unaudited condensed consolidated financial statements.

INVESTMENT TECHNOLOGY GROUP, INC
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
Dollars in thousands, except per share data

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated financial statements:

(a)          To reflect the purchase of Macgregor and estimated direct costs of Acquisition (collectively estimated at $234,300), net of proceeds from the new term loan to partially finance the Acquisition ($200,000). (Also see (c)).

(b)         To reflect the excess of acquisition cost over the estimated fair value of tangible and intangible net assets acquired. The preliminary purchase price and preliminary purchase-price allocation are summarized as follows:

Purchase price paid		$234,300
Allocated to:
Historical book value of Macgregor assets and liabilities	18,697
Adjustments to step up assets and liabilities to fair value:
Write-off pre-acquisition goodwill	(6,511)
Other net assets and liabilities	(1,860)
Fair Value of tangible net assets acquired		10,326
Identifiable Intangibles, based upon appraisals performed		16,900
Excess of acquisition cost over the estimated fair value of tangible and intangible net assets acquired		$207,074

(c)          To reflect the issuance of new debt to partially finance the purchase price ($200 million). The weighted average interest rate is assumed to be 4.6%.

(d)         To reflect the elimination of shareholders’ equity accounts of Macgregor

(e)          To reflect accelerated vesting of certain employee stock options

(f)            To eliminate transactions between ITG and Macgregor occurring prior to the acquisition date

(g)          To eliminate impact of sale of Liquidnet warrants

(h)         To reflect decrease in interest income from acquisition cost paid from existing cash balances

(i)            To reflect amortization of acquired intangible assets, using the straight line method over a weighted average of 13.7 years

(j)             To reflect increase in interest expense resulting from the issuance of debt to finance the Macgregor acquisition

(k)         To reflect the income tax effect of pro forma adjustments at an effective tax rate of 38.5%.